                                   Exhibit 2.1




                            ASSET EXCHANGE AGREEMENT
                                  By and among
                                  GENRAS, INC.
                                   as Seller,
                               JEFFREY I. RASSAS,
                             as Selling Shareholder,
                             VINCULUM INCORPORATED,
                                  as Purchaser,
                                       and
                             AZTORE HOLDINGS, INC.,
                            as Purchaser Shareholder


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
                                   Exhibit 2.1


                                TABLE OF CONTENTS

Article 1 Exchange ...............................................................................    1
         Section 1.1        Properties and Assets to be Exchanged.................................    1
         Section 1.2        Excluded Assets.......................................................    3
         Section 1.3        Purchase Price........................................................    3
         Section 1.4        Closing Date..........................................................    3
         Section 1.5        No-Competition Covenants..............................................    4
         Section 1.6        Reorganization Status.................................................    4

Article 2 Representations, Warranties and
         Agreements of Seller and Selling Shareholder ............................................    4
         Section 2.1        Authority ............................................................    4
         Section 2.2        Organization and Good Standing........................................    4
         Section 2.3        Condition of Acquired Assets; Damages to the Business.................    4
         Section 2.4        Condemnation..........................................................    5
         Section 2.5        Title to Properties...................................................    5
         Section 2.6        No Violation..........................................................    5
         Section 2.7        Licenses, Permits and Approvals.......................................    5
         Section 2.8        Taxes.................................................................    6
         Section 2.9        Contracts.............................................................    6
         Section 2.10       Employment Matters....................................................    6
         Section 2.11       Conduct of Business...................................................    6
         Section 2.12       Conduct of Business Pending Closing...................................    7
         Section 2.13       Insurance.............................................................    7
         Section 2.14       Litigation............................................................    7
         Section 2.15       Primary Suppliers.....................................................    7
         Section 2.16       Copyrights, Trademarks, Etc...........................................    7
         Section 2.17       Utilities.............................................................    8
         Section 2.18       Financial Statements..................................................    8
         Section 2.19       Disclosure............................................................    8
         Section 2.20       Investment Intent.....................................................    8
         Section 2.21       Updating of Schedules.................................................    9
         Section 2.22       Basis for Representations and Warranties..............................    9

Article 3 Representation and Warranties of the
         Purchaser and Purchaser Shareholder......................................................    9
         Section 3.1        Authority and Title...................................................    9
         Section 3.2        Organization and Good Standing........................................    9
         Section 3.3        Capitalization........................................................   10
                            (a)  Authorized Capital Stock.........................................   10
                            (b)  Warrants Outstanding.............................................   10
                            (c)  Duly Issued......................................................   10
                            (d)  No Pre-Emptive Rights............................................   10
                            (e)  Modified Capital Structure.......................................   10
         Section 3.4        Valid Issue...........................................................   10


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
         Section 3.5        Taxes................................................................    10
         Section 3.6        Litigation...........................................................    11
         Section 3.8        Disclosure...........................................................    11
         Section 3.9        Updating of Schedules................................................    11
         Section 3.10       Basis for Representation and Warranties..............................    11

Article 4 Additional Agreements..................................................................    12
         Section 4.1        Access to Records and Property.......................................    12
         Section 4.2        Bulk Sales Laws......................................................    12
         Section 4.3        Reorganization of Capital Structure and Change of
                            Domicile.............................................................    12
                            (a)  Authorized Capital Stock........................................    12
                            (b)  Outstanding Stock, Warrants and Liability.......................    12
                            (c)  Warrant Units...................................................    12
                            (d)  Reverse Stock Split.............................................    13
                            (e)  Change of Domicile..............................................    13
                            (f)  Agreements......................................................    13
                            (g)  Advisory Fee....................................................    13

Article 5 Conditions Precedent...................................................................    13
         Section 5.1        Conditions Precedent to the Obligations of Purchaser.................    13
                            (a)  Representations, Warranties and Covenants.......................    13
                            (b)  Licenses, Permits, Approvals, Etc...............................    14
                            (c)  Due Diligence of Purchase.......................................    14
                            (e)  Consents........................................................    14
                            (f)  No Adverse Changes..............................................    14
                            (g)  Legal Matters...................................................    14
                            (h)  Receipt of Closing Documents....................................    14
         Section 5.2        Conditions Precedent to the Obligation of Seller.....................    15
                            (a)  Representations, Warranties and Covenants.......................    15
                            (b)  Due Diligence of Seller.........................................    15
                            (c)  No Adverse Changes..............................................    15
                            (d)  Legal Matters...................................................    15
                            (e)  Officers and Directors..........................................    15
                            (f)  Exercise of Warrants............................................    16
                            (g)  Receipt of Closing Documents....................................    16

Article 6 Closing Documents......................................................................    16
         Section 6.1        Documents to Be Delivered by Seller..................................    16
                            (a)  Bills of Sale, Assignments and Transfers........................    16
                            (b)  Certificates....................................................    16
                            (c)  Good Standing Certificate for Seller............................    16
                            (d)  Consents to Assignments.........................................    16
                            (e)  Certificate of Secretarial Officer of Seller....................    16
                            (f)  Other Documents.................................................    16
         Section 6.2        Documents to Be Delivered by Purchaser...............................    16


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

                            (a)  Certificate.....................................................    16
                            (b)  Good Standing Certificate for Purchaser.........................    17
                            (c)  Opinions........................................................    17
                            (d)  Certificate of Secretarial Officer of Purchaser.................    17
                            (e)  Other Documents.................................................    17

Article 8 Termination, Amendments, Waiver and Assignment.........................................    17
         Section 8.1        Termination..........................................................    17
         Section 8.2        Effect of Termination................................................    18
         Section 8.3        Amendment............................................................    18
         Section 8.4        Waiver...............................................................    18
         Section 8.5        Assignment...........................................................    18

Article 9 General Provisions.....................................................................    18
         Section 9.1        Survival of Representations and Warranties...........................    18
         Section 9.2        Indemnification......................................................    18
                            (a)  Seller's Indemnification........................................    18
                            (b)  Purchaser's Indemnification.....................................    19
         Section 9.3        Brokerage Commission.................................................    19
         Section 9.4        Notices..............................................................    20
         Section 9.5        Expenses.............................................................    20
         Section 9.6        Legal Representation.................................................    20
         Section 9.7        Further Assurances...................................................    21
         Section 9.8        Miscellaneous........................................................    21
         Section 9.9        Gender...............................................................    21
         Section 9.10       Illegality...........................................................    21
         Section 9.11       Effect of Attachments................................................    21

Schedules
         Schedule 1.1(a)      -  Inventories
         Schedule 1.1(b)      -  Furniture, Fixtures and Equipment
         Schedule 1.1(d)      -  Accounts Receivable and Cash
         Schedule 1.1(e)      -  Leases
         Schedule 1.1(f)      -  Equipment Leases
         Schedule 1.1(g)      -  Pre-paid Expenses and Deposits
         Schedule 1.1(h)      -  Contracts
         Schedule 1.1(j)      -  Permits and Licenses Transferable
         Schedule 1.3         -  Assumed Obligations
         Schedule 2.7         -  Permits and Licenses
         Schedule 2.10        -  Employees Not At-Will
         Schedule 2.11        -  Conduct of Business
         Schedule 2.13        -  Insurance
         Schedule 2.14        -  Litigation - Seller
         Schedule 2.15        -  Vendors and Suppliers
         Schedule 2.16        -  Copyrights and Trademarks
         Schedule 2.18        -  Financial Statements - Seller


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
         Schedule 3.6         -  Litigation - Purchaser
         Schedule 3.7         -  Financial Statements - Purchaser

Exhibits

         Exhibit 4.3(e)       -  Purchaser's Pre-Closing Balance Sheet
         Exhibit 4.3(f)(i)    -  Consulting Agreement
         Exhibit 4.3(f)(ii)   -  Promissory Note
         Exhibit 4.3(f)(iii)  -  Lock-Up, Anti-Dilution and Governance Agreement


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
                                  Exhibit 2.1

                            ASSET EXCHANGE AGREEMENT

         THIS ASSET EXCHANGE AGREEMENT ("Agreement") is entered into as of May 18, 1998, by and among GENRAS, INC. ("Seller"), JEFFREY I. RASSAS ("Selling Shareholder"), VINCULUM INCORPORATED ("Purchaser") and AZTORE HOLDINGS, INC. ("Purchaser Shareholder").

                                    RECITALS:

                  A. Seller is an Arizona corporation that operates a computer and consumer electronics liquidation and assembly business located in Scottsdale, Arizona (hereinafter referred to as the "Business").

                  B. Selling Shareholder owns 100% of the outstanding capital stock of Seller.

                  C. Purchaser is a Colorado corporation with approximately 300 shareholders of record.

                  D. Purchaser Shareholder owns approximately 81% of the outstanding capital stock of Purchaser.

                  E. Purchaser desires to acquire the assets comprising the Business and Seller and Selling Shareholder desire to transfer such assets to Purchaser in exchange for capital stock of Purchaser under the terms and conditions set forth herein.

                                   AGREEMENT:

         Now, THEREFORE, in consideration of the mutual promises and covenants herein contained, Seller, Selling Shareholder, Purchaser and Purchaser Shareholder hereby agree as follows:

                                    ARTICLE 1
                                    EXCHANGE

         Section 1.1 Properties and Assets to be Exchanged. On the Closing Date (as defined herein) Seller shall assign and deliver to Purchaser, and Purchaser shall acquire from Seller, all of the properties and assets comprising the Business, of every kind and description, real, personal and mixed, tangible and intangible, wheresoever located, and whether or not carried on the books of Seller, all as the same shall exist at 12:01 a.m. on June 1, 1998 (the "Effective Time"), excepting only the Excluded Assets in Section 1.2 hereof
(the "Acquired Assets"). Without limiting the foregoing, but to identify more particularly certain of the properties and assets to be exchanged hereunder, the Acquired Assets shall include:

         (a) All inventories at or otherwise relating to the Business listed in
SCHEDULE 1.1(a) attached hereto;

         (b) All furniture, fixtures, equipment, shelving, office supplies and miscellaneous items listed in SCHEDULE 1.1(b) attached hereto;

         (c) All interest in and to the trade names and trademarks and all other right of Seller related to the use of the name "CPUMicroMart" or any combination or variation thereof;

         (d) All accounts receivable, cash on hand, bank checking and savings accounts and certificates of deposit as listed on SCHEDULE 1.1(d) attached hereto;

         (e) All leasehold interests of Seller in the real estate (the "Premises") as set forth in the lease agreements listed in SCHEDULE 1.1(e) attached hereto (the "Leases") and all easements, rights of way, licenses, permits, rights, tenements, appurtenances and privileges owned or used by Seller in connection with the Business;

         (f) All leasehold interests of Seller in personal property as set forth in the lease agreements listed in SCHEDULE 1.1(f) attached hereto;

         (g) All prepaid expenses, insurance premiums and utility and other deposits listed in SCHEDULE 1.1(g) attached hereto;

         (h) All benefits and rights under all contracts, leases, commitments and agreements, oral or written, to which Seller is a party and which are described in SCHEDULE 1.1(h) attached hereto;

         (i) All transferable permits, certifications, authorizations, licenses, consents and approvals relating to the Business listed in SCHEDULE 1.1(i) attached hereto;

         (j) All engineering plans, designs and drawings, system maps, abstracts, blueprints, surveys and reproducible drawings of the facilities and improvements on the Premises as listed in SCHEDULE 1.1(j) attached hereto;

         (k) All warranties and guarantees of manufacturers, contractors, sellers or suppliers which pertain to the Acquired Assets, the Business or the Premises;

         (l) All interest in and to the telephone numbers and listings of Seller pertaining to the Business in all telephone books, directories and other publications;

         (m) All computer software and licenses with respect to the Business;
and


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
         (n) The business of Seller as a going concern, including the goodwill, and all vendor, employee, payroll and other records, files, data, information and documents relating to the Business.

         Section 1.2 Excluded Assets. Seller shall retain all returns and records relating to local, state and federal income taxes and may retain copies of all financial records as related to the Business as necessary for the purpose of winding-up and liquidating the Seller and distributing its assets after the Closing Date.

         Section 1.3 Purchase Price. In consideration for the Acquired Assets, Purchaser shall issue to Seller 50,000,000 shares of its common stock and Purchaser shall assume as of the Effective Time the executory commitments and obligations related to the Leases set forth in SCHEDULE 1.1(e), the lease agreements set forth in SCHEDULE 1.1(f), the contracts, leases, commitments and agreements set forth in SCHEDULE 1.1(h), and the liabilities as listed and in the amounts set forth on SCHEDULE 1.3 hereto (collectively, the "Assumed Obligations"). Purchaser shall not assume nor be liable for and Seller expressly agrees to remain liable for and to pay, perform and discharge all debts, liabilities and obligations of Seller except for the Assumed Obligations as existing on or accruing prior to, upon or after the Effective Time (the "Excluded Obligations"), including, without limitation:

                  (a) All federal, state and local income taxes which have accrued or may accrue or become due and payable as a result of income, gains or revenues received, realized or accrued by Seller or its shareholders after the Effective Time, together with all interest, penalties and other charges and fees in connection therewith;

                  (b) All liabilities, obligations and claims based on or arising from occurrences, circumstances or events, or exposure to conditions, existing or occurring prior to or on the Effective Time arising in connection with the negligence or misconduct of Seller or any of its directors, officers, employees, contractors, subcontractors or agents;

                  (c) All other debts, liabilities, obligations, contracts and commitments (whether known or unknown, contingent or fixed, liquidated or unliquidated) arising out of or related to the ownership, operation or use of any of the Acquired Assets and the Business on or prior to the Effective Time or the conduct of the business of Seller, whether incurred before, on or after the Effective Time.

         Section 1.4 Closing Date. The sale and purchase provided for herein shall be consummated and closed (the "Closing") at the offices of Gallagher & Kennedy, 2600 North Central Avenue, Suite 1800, Phoenix, Arizona 85004, at 1:00 P.M., local time, on June l, 1998, or such time and date as the parties hereto may agree upon (herein referred to as the "Closing Date"). All Acquired Assets and the Business


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shall be deemed transferred as of the Effective Time and all documents delivered on the Closing Date shall reflect the transfer as occurring at the Effective
Time.

         Section 1.5 No-Competition Covenants. Upon the Closing, Selling Shareholder shall become officers and directors of Purchaser and its successor as contemplated in Section 5.2(e) and Article 7 hereof. For the period of five years from the Closing Date or three years from termination of service as an officer and director of Purchaser or its successor, whichever is longer, Seller and Selling Shareholder agree that they will not be an officer, director, partner, member, employee, agent, representative, consultant or an owner of any equity interest in any entity, or directly or indirectly provide any assistance, financial or otherwise, to, any entity, or an owner of any interest in, or employee, agent or representative of any other form of business which competes directly or indirectly with the Business or any component thereof in any geographic area where the Business is then conducted.

         Section 1.6 Reorganization Status. The parties intend that the transactions contemplated under this Agreement qualify as a "reorganization" as defined in I. R. C. Section 368(a)(1)(C) and shall file all required elections and returns to report this transaction consistent with such intent.

                                    ARTICLE 2
                         REPRESENTATIONS, WARRANTIES AND
                  AGREEMENTS OF SELLER AND SELLING SHAREHOLDER

         As an inducement to Purchaser and Purchaser Shareholder to enter into and perform this Agreement, Seller and Selling Shareholder covenant, represent and warrant to, and agree with, Purchaser and Purchaser Shareholder as follows:

         Section 2.1 Authority. Seller has the full legal power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of law, Seller's Articles of Incorporation or bylaws. Seller has taken all necessary action (including action of Seller's board of directors and shareholders, as required) to authorize and approve the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

         Section 2.2 Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 2.3 Condition of Acquired Assets; Damages to the Business. To the best knowledge and belief of Seller and Selling Shareholder, the Premises and the Acquired Assets are in good condition and free from defects. At the Effective Time, the inventories set forth on SCHEDULE 1.1(a) had the book value as determined under generally accepted accounting principles as set forth in such schedule and the


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
accounts receivable set forth on SCHEDULE 1.1(d) are in the amount as set forth in such schedule and are collectible to the extent thereof, with allowance for doubtful accounts as set forth in such schedule. At the Closing Date, the Premises and the Acquired Assets shall be in substantially the same condition as on the date of this Agreement, excepting ordinary wear and tear. In the event that prior to the Closing Date any improvements on the Premises or any of the Acquired Assets shall be destroyed or damaged and provided such improvements or Acquired Assets are material to the operation of the Business, Purchaser shall have the option to terminate this Agreement. If Purchaser does not so elect to terminate this Agreement and proceed to close hereunder, Purchaser shall be entitled to settle any loss with insurance carriers and to receive from such carriers the proceeds of all insurance applicable to such loss. Seller shall execute and deliver any and all such documents and take all such action as may be necessary or appropriate to comply with the terms of this Section 2.3.

         Section 2.4 Condemnation. If, prior to the Closing Date, any part of the Premises shall be taken by eminent domain or if any proceeding in the nature of eminent domain is filed against or affecting the Premises, Purchaser shall become entitled to the award of compensation in any such taking, and Seller shall thereafter deliver or cause to be delivered all instruments reasonably required to assign such award to Purchaser.

         Section 2.5 Title to Properties. Seller has good title to all Acquired Assets, free and clear of any mortgages, liens, pledges, charges or other encumbrances except for the liabilities and liens listed in SCHEDULE 1.3 hereto and expressly assumed or taken subject to by Purchaser.

         Section 2.6 No Violation. Seller has not received notice of any violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to their operations or properties; to the best knowledge and belief of Seller, no such violation presently exists; and all buildings, improvements and other structures owned or used by Seller in the Business conform to all applicable laws, ordinances, codes and regulations, including, without limitation, the Americans With Disabilities Act ("ADA"). To the best knowledge and belief of Seller, Seller and its services, practices, billings, properties, equipment, machinery, buildings and operations relating to the Business are in full compliance with all applicable federal, state and local laws, statutes, ordinances, codes, regulations, rules, orders, restrictions and requirements, governmental, administrative, judicial and otherwise, including, without limitation, those relating to wages, prices, equal opportunity, environmental protection, safety, health, building and zoning, and the ADA, and to the best knowledge and belief of Seller, no changes in any such laws, statutes, ordinances, codes, regulations, rules, orders, restrictions or requirements have been proposed or are in prospect with which Purchaser could not comply after the Closing Date without materially adversely affecting the Business, and the Acquired Assets or their operation or profitability.


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
         Section 2.7 Licenses, Permits and Approvals. Seller holds all licenses, permits, franchises, authorizations, approvals, consents and rights from all appropriate federal, state, local or other public governmental or administrative or judicial authorities necessary in connection with the operation of the Business by Seller, all of which are listed and described in SCHEDULE 2.7 attached hereto and, between the date hereof and the Closing Date, Seller will maintain all such licenses, permits, franchises, authorizations, approvals, consents and rights, none of which will be adversely affected by the transactions contemplated by this Agreement except for those which cannot be legally transferred to Purchaser under the terms hereof as specifically described in SCHEDULE 2.7.

         Section 2.8 Taxes. Seller has filed with appropriate federal, state and local governmental agencies all tax returns and reports required to be filed by Seller and, to the best knowledge of Seller and Selling Shareholder, has paid all taxes and assessments which became due prior to the date hereof.

Section 2.9 Contracts.

         (a) Except as set forth on SCHEDULE 1.1(h) attached hereto, Seller is not a party to or bound by any contracts, agreements or instruments which relate to or affect the Business. Seller has provided Purchaser with a true, accurate and complete copy of each document listed in SCHEDULE 1.1(h).

         (b) Seller has, to the best knowledge of Seller and Selling Shareholder, performed all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a default under, any outstanding indenture, mortgage, deed of trust, contract, agreement, lease or other commitment to which it is a party or by which it is bound and relates to the Business or under any provision of Seller's Articles of Incorporation or by-laws.

         Section 2.10 Employment Matters. Except as set forth on SCHEDULE 2.10 hereto, all full or part-time employees employed in connection with the operation of the Business are terminable by Seller at will at any time without any obligation for severance pay, vacation pay or other liability.

         Section 2.11 Conduct of Business. Except as set forth on SCHEDULE 2.11 hereto, Seller

         (a) experienced any material adverse change in the assets, liabilities or business relating to the Business or the Acquired Assets;

         (b) suffered the filing, or learned of any basis for the institution of, any action, suit, proceeding or governmental investigation, with respect to the business, properties, assets or goodwill relating to the Business or the Acquired Assets;

         (c) entered into any contract to provide or reserve any future use of the Business or the Acquired Assets by any persons;

         (d) led any accounts relating to the Business in advance or collected any advance payment or deposit under any contract relating to the future use of the Business; or

         (e) entered into any other transaction relating to the sale, lease or other disposition of the Business or the Acquired Assets.

         Section 2.12 Conduct of Business Pending Closing. From and after the date hereof and until the Effective Time, with respect to the Business or the Acquired Assets, Seller will: (a) maintain the Acquired Assets in their present state of repair, order and condition, reasonable wear and tear excepted; (b) comply with all laws applicable to the Business; (c) not sell, mortgage, subject to lien, pledge or encumber or otherwise dispose of any of the Acquired Assets;
(d) not enter into any written or oral contract, lease, plan, commitment or agreement relating to the Business without the prior consent of Purchaser; and
(e) continue to operate the Business in its normal course.

         Section 2.13 Insurance. Seller has in effect the insurance coverage with respect to the Business described in SCHEDULE 2.13 attached hereto, which description includes the name of the insurer, the policy number, the name of the insured, the type and amount of coverage and risks insured, and Seller has delivered to Purchaser complete and accurate copies of all such insurance policies. Such insurance coverage, as to amounts and types of coverage and risks insured, is adequate for the Business as presently conducted.

         Section 2.14 Litigation. Except as set forth in SCHEDULE 2.14, Seller is not engaged in or threatened with any claim, action, litigation, investigation, audit, arbitration, dispute or proceeding relating to the Business or the Acquired Assets, and Seller are not now subject to any order, decree or other governmental restriction adversely affecting the business or assets of the Business or the Acquired Assets or which would prevent or hamper the consummation of the transactions contemplated by this Agreement or Purchaser's intended use or operation of the Acquired Assets.

         Section 2.15 Primary Suppliers. SCHEDULE 2.15 ATTACHED hereto contains a list of all vendors and suppliers of services or goods to the Business.

         Section 2.16 Copyrights, Trademarks, Etc. SCHEDULE 2.16 attached hereto lists and describes all copyrights, trademarks, service marks and trade names owned or applied for by Seller or used in connection with the operation of the Business. To the best knowledge of Seller and Selling Shareholder, there are no claims or demands of any person, firm or corporation pertaining to the copyrights, trademarks, service marks, trademark or service mark registrations, trademark or service mark registration applications, label filings or trade names, or, as the case may be, the


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
rights of Seller under trademarks, service marks, label filings or trade names listed in such SCHEDULE 2.16 as owned by Seller, and no proceedings have been instituted, or are pending or threatened which challenge the rights of Seller in respect thereof, and none of the issued trademarks, service marks, trademark registrations, label filings or trade names or, as the case may be, the rights granted to Seller in respect thereof and listed in SCHEDULE 2.16 as owned by Seller, is subject to any outstanding order, decree, judgment, stipulation, injunction, restriction or agreement restricting the scope of the use of such patents, copyrights, trademarks, service marks, trademark registrations, label filings or trade names. To the best knowledge of Seller and Selling Shareholder, Seller is not infringing or violating, and during the past five years has not infringed or violated, any adversely held copyright, trademark, service mark or trade name, nor engaged in any kind of unfair or unlawful competition nor wrongfully used any confidential information or trade secretes or patentable inventions of any former employee of Seller or any other person, firm or corporation. Seller is not wrongfully using any such information nor has any knowledge of any patented device or application thereof which would materially and adversely affect any aspect of the Business or its operations.

         Section 2.17 Utilities. All utilities necessary for the present use and operation of the Acquired Assets are available to the Business, including, without limitation, electric power, natural gas, storm sewer, water, sanitary sewer and telephone over public rights of way.

         Section 2.18 Financial Statements. SCHEDULE 2.18 attached hereto sets forth the financial statements delivered to Purchaser by Seller. To the best knowledge of Seller and Selling Shareholder, all such financial statements are true, accurate and complete and present fairly the financial position of Seller as of the dates stated and results of operations of Seller for the periods depicted.

         Section 2.19 Disclosure. No representation or warranty made herein by Seller or Selling Shareholder and no written statement, certificate, schedule or document, including without limitation any projection, report or summary given or to be given to Purchaser or Purchaser Shareholder pursuant to this Agreement, or with respect to the transactions contemplated hereunder, contains or will contain any untrue statement of a material fact, or will omit to state a material fact necessary to make the statements contained herein or therein under the circumstances under which they were made not misleading, and Seller and Selling Shareholder have made, and will make in good faith through the Closing Date, full disclosure of all material facts with respect to the Business and the Acquired Assets, including, without limitation, the operations, assets and prospects which a prudent purchaser would deem relevant.

         Section 2.20 Investment Intent. The shares of Purchaser's common stock transferred to Seller in exchange for the Acquired Assets and to be distributed to Selling Shareholder upon the liquidation of Seller are being acquired by Selling Shareholder for its own account, with the intention of holding for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating directly or indirectly in a distribution of such shares. Selling Shareholder understands that such shares are "restricted securities" as defined under Rule 144 as promulgated under the Securities Act of 1933, as amended ("Securities Act") and will bear an appropriate legend indicating that such shares can not be sold or transferred without registration under the Securities Act or pursuant to applicable exemption from such registration. The foregoing shall not apply to the transfer of shares to persons holding rights to acquire equity interests in Seller directly or from the Selling Shareholder prior to liquidation but such persons shall acknowledge a similar investment intent and applicable restrictions on transfer.

         Section 2.21 Updating of Schedules. There has been no material adverse change in any of the matters reflected in any Schedule made a part of this Agreement from the respective dates thereof to and including the date of this Agreement, nor will there be any material adverse change in such matters from the date hereof to and including the Closing Date. All Schedules attached hereto are true, accurate and complete in all material respects and will be updated by Seller to include information as of such date as may be requested by Purchaser and delivered to Purchaser prior to or on the Closing Date with any and all changes marked so that all such Schedules are true, accurate and complete in all respects.

         Section 2.22 Basis for Representations and Warranties. Prior to executing this Agreement, Seller and Selling Shareholder have made such affirmative and thorough reviews, searches, inspections and inquiries relating to Seller, the Business and the Acquired Assets, and have consulted with such third parties, which a prudent person might deem necessary or advisable in order to gain knowledge concerning the matters to which the representations and warranties relate. Seller's and Selling Shareholder' best knowledge and belief with respect to the subject matter of any representation and warranty which is subject to the "best knowledge and belief' shall be deemed to include matters which Seller or Selling Shareholder should have known with respect to the subject matter of such representations and warranties.

                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF THE
                       PURCHASER AND PURCHASER SHAREHOLDER

         As an inducement to Seller and Selling Shareholder to enter into and perform this Agreement, Purchaser, and Purchaser Shareholder covenant, represent and warrant to, and agrees with, Seller and Selling Shareholder as follows:

         Section 3.1 Authority and Title. Purchaser has the full legal power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of law, Purchaser's Articles of Incorporation or bylaws. Purchaser has taken all necessary action (including action of Purchaser's board of directors, as required but excluding consent of Purchaser's shareholders) to authorize and approve the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

         Section 3.2 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, is duly registered as a foreign corporation doing business in Arizona and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 3.3 Capitalization.

         (a) Authorized Capital Stock. As of the date hereof (i) the authorized capital stock of Purchaser consists of 130,000,000 shares, of which 50,000,000 shares are designated as preferred stock with a par value of $.001 per share, 30,000,000 shares are designated Class A Common Stock with one vote and a par value of $.005 per share and 50,000,000 shares are designated as Class B Common Stock with five votes and a par value of $.001 per shares, and (ii) Purchaser has issued and outstanding a total of 8,345,385 shares of Class A Common Stock, no shares of Class B Common Stock and no shares of preferred stock.

         (b) Warrants Outstanding. As of the date hereof, Purchaser has outstanding a total of 295,690 A Warrants which entitle the holder thereof to purchase one share of Purchaser's Class A Common Stock at $0.50 per share and which expire on June 15, 1998, 1,857,790 B Warrants which entitle the holder thereof to purchase one share of Purchaser's Class A Common Stock at $1.00 per share and which expire on June 15, 1998, 1,857,790 C Warrants which entitle the holder thereof to purchase one share of Purchaser's Class A Common Stock at $1.50 per share and which expire on June 15, 1999 and 1,561,220 D Warrants which entitle the holder thereof to purchase one share of Purchaser's Class A Common Stock at $0.50 per share and which expire on June 15, 1999.

         (c) Duly Issued. All of the outstanding shares of capital stock of Purchaser are duly and validly authorized and issued, fully paid and non-assessable and all outstanding warrants representing binding obligations of Purchaser to issue additional shares in accordance with the terms thereof.

         (d) No Pre-Emptive Rights. Except for the Warrants, Purchaser has no outstanding obligations for the issuance of or conversion into any shares of its capital stock and there are no pre-emptive or other rights held by any current or former shareholder of Purchaser with respect to the issuance of any shares of its capital stock.

         (e) Modified Capital Structure. Upon the Closing, the capital structure and outstanding shares of capital stock and warrants shall be modified as provided in Section 4.3 below.

         Section 3.4 Valid Issue. Upon issuance the 50,000,000 shares of capital stock of Purchaser issued in exchange for the Acquired Assets shall be duly and validly authorized and issued, fully paid and non-assessable.

         Section 3.5 Taxes. Purchaser has filed with appropriate federal, state and local governmental agencies all tax returns and reports required to be filed by Purchaser and has paid all taxes and assessments which became due prior to the date hereof and shall pay all such taxes and assessments which become due on or prior to the Effective Time.

         Section 3.6 Litigation. Except as set forth in SCHEDULE 3.6, PURCHASER is not engaged in or threatened with any claim, action, litigation, investigation, audit, arbitration, dispute or proceeding, and Purchaser is not now subject to any order, decree or other governmental restriction adversely affecting its business or assets or which would prevent or hamper the consummation of the transactions contemplated by this Agreement or Purchaser's intended use or operation of the Acquired Assets.

         Section 3.7 Financial Statements. SCHEDULE 3.7 attached hereto sets forth the financial statements delivered to Seller by Purchaser. All such financial statements are true, accurate and complete and present fairly the financial position of Purchaser as of the dates stated and results of operations of Seller for the periods depicted.

         Section 3.8 Disclosure. No representation or warranty made herein by Purchaser or Purchasing Shareholder and no written statement, certificate, schedule or document, including without limitation any projection, report or summary given or to be given to Seller or Selling Shareholder pursuant to this Agreement, or with respect to the transactions contemplated hereunder, contains or will contain any untrue statement of a material fact, or will omit to state a material fact necessary to make the statements contained herein or therein under the circumstances under which they were made not misleading, and Purchaser and Purchasing Shareholder have made, and will make in good faith through the Closing Date, full disclosure of all material facts with respect to its operations, assets and prospects which a prudent purchaser would deem relevant.

         Section 3.9 Updating of Schedules. There has been no material adverse change in any of the matters reflected in any Schedule made a part of this Agreement from the respective dates thereof to and including the date of this Agreement, nor will there be any material adverse change in such matters from the date hereof to and including the Closing Date. All Schedules attached hereto are true, accurate and complete in all material respects and will be updated by Purchaser to include information as of such date as may be requested by Seller and delivered to Seller prior to Closing Date with any and all changes marked so that all such Schedules are true, accurate and complete in all respects.

         Section 3.10 Basis for Representations and Warranties. Prior to executing this Agreement, Purchaser and Purchasing Shareholders have made such affirmative and thorough reviews, searches, inspections and inquiries relating to Purchaser, and have consulted with such third parties, which a prudent person might deem necessary or advisable in order to gain knowledge concerning the matters to which the representations and warranties relate. Purchaser's and Purchasing Shareholder's best knowledge and belief with respect to the subject matter of any representation and warranty which is subject to the "best knowledge and belief" shall be deemed to include matters which Purchaser or Purchasing Shareholder should have known with respect to the subject matter of such representations and warranties.

                                    ARTICLE 4
                              ADDITIONAL AGREEMENTS

         Section 4.1 Access to Records and Properties. Upon execution of this Agreement and through the Closing Date, Purchaser and Seller, and their respective accountants, counsel and other representatives, shall have full access to all of the properties, assets, books, records, tax returns, leases, contracts and agreements, and all information concerning the business and properties of the other as each may request. Each party shall provide reasonable assistance to the other in connection with the conduct of the due diligence review of the business, properties and financial condition of the other.

         Section 4.2 Bulk Sales Laws. Purchaser shall assume all trade payables in connection with the acquisition of the Acquired Assets and shall waive compliance by Seller with any bulk transfer or other advance notice provisions to trade creditors as may be required under the applicable bulk transfer laws.

         Section 4.3 Reorganization of Capital Structure and Change of Domicile. Prior to the Closing Date, Purchaser shall take such corporate actions as necessary, including the calling and holding of special board of directors' and shareholders' meetings, to cause the following:

                  (a) Authorized Capital Stock. The authorized capital of the corporation shall consist of 70,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of "blank check" preferred stock, $.001 par value.

                  (b) Outstanding Stock, Warrants and Liabilities. At the Closing and effective immediately prior to the Effective Time, Purchaser Shareholder shall (i) cancel 2,720,385 (pre-reverse split) of the outstanding common stock of Purchaser held by Purchaser Shareholder such that the outstanding capital stock of Purchaser shall consist of 5,625,000 shares (pre-reverse split) prior to issuance of shares as contemplated under this Agreement or pursuant to the exercise of any outstanding warrants, (ii) cancel and cause to be cancelled a total of 4,356,954 outstanding warrants (pre-reverse split) of Purchaser such that there shall be outstanding a total of 1,215,536 warrants (pre-reverse split) outstanding at the conclusion of the Closing (or such lesser amount resulting from the exercise of A Units or B Units modified as contemplated under

         Section 4.3(c) below) and (iii) cancel approximately $13,000 of the liabilities owed by Purchaser to Purchaser Shareholder. As a result of the foregoing and such other actions as contemplated, the capitalization, outstanding warrants and balance sheet of the Purchaser shall be as set forth on EXHIBIT 4.3(e) hereto.

                  (c) Warrant Units. The outstanding warrants of the Purchaser shall be organized into units designated as "A Units" and "B Units." Each A Unit will consist of one each of its outstanding D Warrants, B Warrants and C Warrants, each of which will be modified to be exercisable as a Unit prior to June 15, 1998 at $1.00 per share each ($3.00 per A Unit). Each B Unit will consist of one each of its outstanding A Warrants, B Warrants and C Warrants, each of which will be modified to be exercisable as a unit prior to June 15, 1998 at $2.00 per share ($6.00 per B Unit). Any shares acquired by exercise of the A Unit or B Unit warrants prior to June 15, 1998 shall not be subject to adjustment under the "reverse split" as contemplated in Section 4.3(d) below. After June 15, 1998, only the C Warrants and D Warrants shall be valid (the A Warrants and B Warrants having expired on June 15, 1998) and shall be exercisable solely under their original terms and subject to the "reverse split" as contemplated under Section 4.3(d) below.

                  (d) Reverse Stock Split. The outstanding shares of common stock of the corporation shall be "reverse split" on a 1 to 10 ratio immediately following the Closing.

                  (e) Change of Domicile. The corporation shall be authorized at a time after the Closing Date to merger into a newly-created wholly owned subsidiary corporation organized under the laws of the State of Nevada solely for the purpose of changing the domicile of Purchaser.

                  (f) Agreements. At the Closing, Purchaser shall (i) enter into the Consulting Agreement with Purchaser Shareholder in form attached hereto as EXHIBIT 4.3(f)(i) hereto and (ii) subject to the exercise of at least 100,000 A Unit warrants (3 warrants per unit), loan Purchaser Shareholder $50,000 upon delivery of the Promissory Note in form attached hereto as EXHIBIT 4.3(f)(ii) and (iii) enter into the Lock-Up, Anti-Dilution and Governance Agreement with Purchaser Shareholder and Selling Shareholder in form as attached hereto as EXHIBIT 4.3(f)(iii).

                  (g) Advisory Fee. At the Closing, Purchaser shall issue 1,875,000 shares (prereverse split) of its common stock to Fox & Company Investments, Inc. as compensation for its advisory services rendered in connection with the transactions contemplated in this Agreement.

                                    ARTICLE 5
                              CONDITIONS PRECEDENT

         Section 5.1 Conditions Precedent to the Obligations of Purchaser. Notwithstanding any other provision of this Agreement, the obligation of Purchaser to consummate the transactions hereunder shall be subject to the satisfaction on the Closing Date of the following conditions precedent, unless waived in writing by Purchaser:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Seller and Selling Shareholder contained in Article 2 hereof shall be true and correct as of the date when made and as of the Effective Time and the Closing Date, except to the extent necessary to reflect the consummation of the transactions provided for herein and except as otherwise contemplated by this Agreement. Seller and Selling Shareholder shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date. Seller and Selling Shareholder shall have delivered to Purchaser a certificate dated the day of the Closing Date to the effect set forth in this Section 5.1(a).

                  (b) Licenses, Permits, Approvals, Etc. Purchaser shall have applied for and obtained all governmental, administrative and other licenses, permits, approvals, consents and authorizations, which, in the opinion of Purchaser, are required or desirable in connection with Purchaser's purchase of the Acquired Assets, and its intended use and operation of the Acquired Assets and the Business and which could not be transferred directly from Seller to Purchaser, all of which shall be in full force and effect and not subject to appeal. Additionally, Seller shall have delivered to Purchaser all governmental, administrative and other licenses, permits, approvals, consents and authorizations which Seller is permitted by applicable law to transfer directly to Purchaser.

                  (c) Due Diligence of Purchaser. Purchaser shall have conducted the due diligence checks as contemplated under Section 1.4 above and shall have affirmatively elected to proceed with the transactions contemplated under this Agreement.

                  (d) Shareholder Consents. The shareholders of Purchaser shall have consented to this Agreement and approved all corporate actions of Purchaser as required under applicable law.

                  (e) Consents. All required consents, authorizations and approvals of third parties to the consummation of the transactions contemplated hereby, and the ownership and operation of the Acquired Assets by Purchaser, shall have been obtained by Seller in form and substance satisfactory to Purchaser.

                  (f) No Adverse Changes. There shall have been no adverse changes in the operations, conditions (financial or otherwise), properties, assets, business or prospects of the Business. Seller shall have delivered to Purchaser a certificate dated the day of the Closing Date to the effect set forth in this Section 5.1(f).

                  (g) Legal Matters. There shall have been furnished to counsel for Purchaser certified copies of such corporate records of Seller and copies of such other documents as such counsel may reasonably have requested. All legal matters and proceedings in connection with this Agreement and the transactions contemplated hereby shall have been approved by such counsel.

                  (h) Receipt of Closing Documents. Purchaser shall have received all of the closing documents referred to in Section 6.1 hereof.

         Section 5.2 Conditions Precedent to the Obligation of Seller. Notwithstanding any other provision of this Agreement, the obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction on the Closing Date of the following conditions precedent, unless waived in writing by Seller:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser and Purchaser Shareholder contained in Article 3 hereof shall be true and correct in all material respects as of the date when made and as of the Closing Date, except to the extent necessary to reflect the consummation of the transactions provided for herein and except as otherwise contemplated by this Agreement. Purchaser shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date. Purchaser shall have delivered to Seller a certificate dated the day of the Closing Date to the effect set forth in this Section 5.2(a).

                  (b) Due Diligence of Seller. Seller shall have conducted the due diligence checks as contemplated under Section 1.4 above and shall have affirmatively elected to proceed with the transactions contemplated under this Agreement.

                  (c) No Adverse Changes. There shall have been no adverse changes in the operations, conditions (financial or otherwise), properties, assets, business or prospects of the Purchaser. Purchaser shall have delivered to Seller a certificate dated the day of the Closing Date to the effect set forth in this Section 5.2(c).

                  (d) Legal Matters. There shall have been furnished to counsel for Seller certified copies of such corporate records of Seller and copies of such other documents as such counsel may reasonably have requested. All legal matters and proceedings in connection with this Agreement and the transactions contemplated hereby shall have been approved by such counsel.

                  (e) Officers and Directors. Purchaser Shareholder shall cause Lanny R. Lang to tender his resignation as an officer and director of the Purchaser and Michael S. Williams as an officer of the Purchaser. At the conclusion of the Closing, the following persons shall be members of the Board of Directors and the officers of the corporation:

                    Jeffrey I. Rassas      Chief Executive Officer, Director
                    Stephen C. Herman      President, Director

                    Thomas A. Cifelli      Secretary
                    Michael S. Williams    Director

                  (f) Exercise of Warrants. At least 166,667 A Units, or such lesser amount as deemed sufficient by Seller, shall have been acquired and exercised by such persons as Seller deems appropriate.

                  (g) Receipt of Closing Documents. Seller shall have received all of the closing documents referred to in Section 6.2 hereof.

                                    ARTICLE 6
                                CLOSING DOCUMENTS

         Section 6.1 Documents to Be Delivered by Seller. Seller agrees to deliver to Purchaser on the Closing Date the following:

                  (a) Bills of Sale, Assignments and Transfers. Good and sufficient bills of sale, certificates of title, assignments and other instruments of transfer with covenants of warranty and good title and in form and substance satisfactory to Purchaser as shall be necessary or appropriate to assign and transfer to and vest in Purchaser or their nominee or nominees good and marketable title to all the Acquired Assets free and clear of any and all liabilities, liens, claims, restrictions on transfer or encumbrances.

                  (b) Certificates. A certificate of Seller dated the Closing Date certifying as to the matters set forth in Sections 5.1(a) and 5.1(f) hereof.

                  (c) Good Standing Certificate for Seller. A certificate of good standing of Seller issued by the Corporation Commission of the State of Arizona, dated not more than 60 days prior to the Closing Date.

                  (d) Consents to Assignments. All consents of third parties which are necessary, in the opinion of Purchaser, to effectively transfer the Acquired

         Assets in the manner provided for herein, free and clear of all liens, claims and encumbrances and in form and substance satisfactory to such counsel.

                  (e) Certificate of Secretarial Officer of Seller. Certificate of the Secretary of Seller dated the Closing Date with respect to corporate proceedings authorizing this Agreement and the transactions contemplated thereunder.

                  (f) Other Documents. Such other documents and showings as shall reasonably be requested by Purchaser.

         Section 6.2 Documents to Be Delivered by Purchaser. Purchaser agrees to deliver to Seller on the Closing Date the following:

                  (a) Certificate. A certificate of Purchaser dated the Closing Date certifying as to matters set forth in Section 5.2(a) hereof.

                  (b) Good Standing Certificate for Purchaser. A certificate of good standing of Purchaser issued by the appropriate authority of the State of Colorado and a certificate of authority to transact business in the State of Arizona issued by the Arizona Corporation Commission, dated not more than 60 days prior to the Closing Date.

                  (c) Opinions. An opinion of counsel to Purchaser regarding the valid issue of the shares exchanged for the Acquired Assets and the tradability of the shares issued upon exercise of the outstanding warrants of Purchaser.

                  (d) Certificate of Secretarial Officer of Purchaser. Certificate of the Secretary of Purchaser dated the Closing Date with respect to corporate proceedings authorizing this Agreement and the transactions contemplated thereunder.

                  (e) Other Documents. Such other documents and showings as shall reasonably be requested by Seller.

                                    ARTICLE 7
                                  POST-CLOSING

         Seller, Selling Shareholder, Purchaser and Purchaser Shareholder each agree that after the occurrence of the Closing, Purchaser shall (a) within 15 days from the Closing Date merge with and into its wholly-owned subsidiary solely to domesticate Purchaser as a Nevada corporation as contemplated under
Section 4.3(e) above and (b) on or before September 30, 1998, take such actions as are necessary to cause the common stock of Purchaser to be registered under the Securities Exchange Act of 1934, as amended.

                                    ARTICLE 8
                 TERMINATION, AMENDMENTS, WAIVER AND ASSIGNMENT

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) By mutual consent of Purchaser and Seller;

                  (b) By Purchaser (i) if in good faith opinion of Purchaser, upon written notice with reasonable rights to cure within a minimum of five days from such notice, Seller has breached any of the representations, warranties or covenants of this Agreement or (ii) if any of the conditions precedent as set forth in Section 5.1 above have not been performed by the Closing Date;

                  (c) By Seller (i) if in good faith opinion of Seller, upon written notice with reasonable rights to cure within a minimum of five days from such notice, Purchaser has breached any of the representations, warranties or covenants of this Agreement or (ii) if any of the conditions precedent as set forth in Section 5.2 above have not been performed by the Closing Date; or

                  (d) By Seller in its discretion upon payment of $10,000 to Purchaser.

         Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1 hereof, there shall be no liability on the part of either party to the other, provided, however, that (a) this Section 8.2 shall not preclude liability attaching to a party who has caused the termination hereof by willful act or willful failure to act in violation of the terms and provisions of this Agreement, and (b) termination of this Agreement shall not terminate or affect the agreements of the parties hereto set forth in Sections
9.3 or 9.5 hereof.

         Section 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 8.4 Waiver. Any terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement.

         Section 8.5 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such written consent shall be null, void and without legal effect.

                                    ARTICLE 9
                               GENERAL PROVISIONS

         Section 9.1 Survival of Representations and Warranties. All representations and warranties herein made by Seller in Article 2 hereof or by Purchaser under Article 3 hereof, shall be deemed to be remade at and survive the Closing Date.

         Section 9.2 Indemnification.

                  (a) Seller's Indemnification. Seller and Selling Shareholder agree to indemnify and hold harmless Purchaser, from and against any claim, loss, damage, cost or expense whatsoever, including attorneys' fees and expenses of litigation, which Purchaser may incur or suffer by reason, either directly or indirectly, of any of the following:

                           (i) The inaccuracy of any representation or warranty
                  made by Seller and Selling Shareholder hereunder;

                           (ii) The breach of any of the agreements or covenants
                  of Seller contained herein or in any certificate or other document delivered by Seller to Purchaser in accordance with the terms hereof

                           (iii) The failure of Seller to satisfy and discharge
                  all of the Excluded Obligations; and

                           (iv) All litigation, suits, claims, demands,
                  proceedings or matters relating, to the ownership of the Acquired Assets or the operation of the Business on or prior to the Closing Date. Purchaser may contest any claim or liability which, if established, would be the subject of indemnification hereunder, and in such event all legal fees, disbursements and other costs and expenses of such contest shall also be an item of indemnification by Seller and Selling Shareholder hereunder.

                  (b) Purchaser's Indemnification. Purchaser and Purchaser Shareholder agree to indemnify and hold harmless Seller from and against, any claim, loss, damage, cost or expense whatsoever, including attorneys' fees and expenses of litigation, which Seller may incur or suffer by reason, either directly or indirectly of the following:

                           (i) The inaccuracy of any representation or warranty
                  made by Purchaser hereunder;

                           (ii) The breach of any of the agreements or covenants
                  of Purchaser contained herein or in any certificate or other document delivered by Purchaser to Seller in accordance with the terms hereof, and

                           (iii) The failure of Purchaser to satisfy and
                  discharge the Assumed Obligations.

         Seller may contest any claim or liability which, if established, would be the subject of indemnification hereunder, and in such event all legal fees, disbursements and other costs and expenses of such contest shall also be an item of indemnification by Purchaser hereunder.

         Section 9.3 Brokerage Commission. Except for the transfer of shares to Fox & Company Investments, Inc. in accordance with Section 4.3(g) hereof, each party hereto represents and warrants that it has not had any negotiations or dealings with any advisors, brokers or finders, and that no obligation or liability, contingent or otherwise, for advisory, brokerage or finder's commissions or fees has been incurred in connection with the transactions contemplated hereunder. The parties each further agree to indemnify and hold the other harmless from and against the claims of any person, firm or corporation claiming any brokerage commission, finder's fee or similar compensation based on any alleged negotiations or dealings with the indemnity contrary to the foregoing representations.

         Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

                  If to Seller or Selling Shareholder:

                  Genras, Inc.
                  15895 North 77th Street
                  Scottsdale, Arizona 85260
                  Attn: Jeffrey I. Rassas

                  If to Purchaser:

                  Vinculum, Incorporated
                  2117 South 48th Street
                  Suite 105
                  Tempe, Arizona 85282
                  Attn: Michael S. Williams

                  If to Purchaser Shareholder:

                  Aztore Holdings, Inc.
                  2117 South 48th Street
                  Suite 105
                  Tempe, Arizona 85282
                  Attn: Michael S. Williams

Written notice given by any other method shall be deemed effective only when actually received by the party to whom given.

         Section 9.5 Expenses. Except as set forth below, the parties shall bear their own respective legal, accounting, title and other related expenses in connection with this Agreement and the sale and purchase provided for hereunder. In the event of termination of this Agreement under Section 8.1(a) or (b), Seller agrees to reimburse Purchaser $10,000 for legal fees incurred in connection with preparation of this Agreement and the transactions and corporate actions contemplated hereunder.

         Section 9.6 Legal Representation. The parties hereto acknowledge that the law firm of Gallagher & Kennedy, P.A. has represented Purchaser in connection with the negotiation and consummation of this Agreement and the transactions contemplated herein. Each party has been advised to, and has to the extent deemed necessary, seek independent legal and accounting advice in connection with this Agreement and the transactions contemplated herein.

         Section 9.7 Further Assurances. After the Closing Date, Seller, at its own expense, shall do, execute, acknowledge and deliver all further acts, conveyances, transfers, documents and assurances necessary or proper to vest in Purchaser good title to the Acquired Assets, free and clear of any liens, claims, charges or encumbrances whatsoever, and otherwise to effect such sale in accordance with the provisions of this Agreement.

         Section 9.8 Miscellaneous. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall be binding upon and inure to the benefit of Purchaser and Seller, and their respective successors and assigns; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Arizona as applied without regard to conflict of law principles. This Agreement may be executed in counterparts which together shall constitute a single agreement. Article headings and Section headings as contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 9.9 Gender. Where in this Agreement masculine pronouns are used, such words shall be considered feminine or neuter pronouns where the context indicates the propriety of such use.

         Section 9.10 Illegality. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be deemed modified to the least extent necessary to cause such provision to be valid, legal or enforceable, and the validity, legality and enforceability of the other provisions of the Agreement shall not be affected or impaired thereby.

         Section 9.11 Effect of Attachments. Each Schedule and Exhibit referred to herein shall be deemed a part of this Agreement to the same extent as if each such Schedule and Exhibit was set forth herein in its entirety.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the date first written above.


                                 SELLER:

                                 GENRAS, INC.



                                 By: /s/  Jeffrey I. Rassas
                                    --------------------------------------------
                                     Jeffrey I. Rassas, Chief Executive Officer

Attest:


  /s/ Thomas A. Cifelli
-----------------------------
Thomas A. Cifelli, Secretary


                               SELLING SHAREHOLDER:



                                 /s/  Jeffrey I. Rassas
                                 -----------------------------------------------
                                 Jeffrey I. Rassas

                                   PURCHASER:

                                   VINCULUM INCORPORATED



                                   By: /s/  Michael S. Williams
                                      ------------------------------------------
                                          Michael S. Williams, President

Attest:


  /s/ Lanny R. Lang
----------------------------
Lanny R. Lang, Secretary


                                   PURCHASER SHAREHOLDER:

                                   AZTORE HOLDINGS, INC.


                                   By: /s/  Michael S. Williams
                                      ------------------------------------------
                                          Michael S. Williams, President


Attest:


/s/ Lanny R. Lang
----------------------------
Lanny R. Lang, Secretary


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